                                                                   EXHIBIT 10.02
GENRAD

                                GENRAD, INC.
                                300 Baker Avenue   Boston Line
                                Concord            617-646-7400
                                Mass 01742
                                508-369-4400

  September 7, 1994



  Mr. Robert C. Aldworth
  Chief Financial Officer
  GenRad, Inc.
  300 Baker Avenue
  Concord, MA 021742-2174

  Dear Bob:

    Pursuant to our discussions during the last few days, I have set forth in this letter the terms agreed to between us with respect to your plans to leave GenRad, Inc. (the
  "Company").

      1. You will resign as Chief Financial Officer of the Company effective as of the later of (a) October 31, 1994, or (b) the earlier of the date upon which the Company has a new Chief Financial Officer or the date upon which you accept employment elsewhere.
  Notwithstanding your resignation as Chief Financial
  Officer, your employment with the Company will continue thereafter until you accept employment elsewhere, but in no event later than December 31, 1994, unless otherwise agreed by the Company (the "Termination Date").

      2.   During the period beginning on the Termination
  Date and ending on the second anniversary of the Termination Date, the Company will pay to you your base salary as in effect on the date hereof, which is $250,000 per annum, at the same time intervals as salary payments were made to you immediately prior to the Termination
  Date.

      3.   During the period beginning on the Termination
  Date and ending on the second anniversary of the Termination Date, the Company will maintain in effect for you all life, medical, dental and similar health benefits for which you are eligible as of the date hereof.
  Further, during such period you will be treated for purposes of the Company's 1982 Employee Stock Option Plan and the 1991 Equity Incentive Plan, as it relates solely to vested shares, as though you were a full time employee of the Company.

Robert C. Aldworth
September 7, 1994
Page 2


Still further, until December 31, 1994 for purposes of the Company's 1994 Incentive Compensation Plan, you will be treated as though you were a full time employee of the Company.

        4. The Company will provide you with reasonable outplacement support in connection with your termination of employment.

        5. You hereby acknowledge your continuing obligations to the Company contained in Section 5 of the Amended and Restated Employment Agreement dated December 1, 1991, as amended, between you and the Company (the "Employment Agreement").

        6. Amounts payable to you hereunder will be subject to any state and federal withholding obligations imposed upon the Company by applicable law.

        7. Your acceptance of the benefits provided herein will constitute an acknowledgment of full satisfaction of any benefits to which you might be entitled under your Employment Agreement.

        8. Your acceptance of the benefits contained herein will resolve any and all claims, disputes or obligations that you may have against the Company, except those relating to the obligations of the Company provided for herein and any benefits to which you are entitled under the Company's qualified employee benefit plans. In consideration of the Company's agreement to make payments hereunder that exceed those to which you would be entitled under your Employment Agreement, you hereby release the Company, its officers and directors and its representatives, successors and assigns from any and all claims you may have against any of them for compensation, benefits or damages of any nature, either in law or in equity, arising out of your employment by the Company and the termination of that employment, including without limitation any rights or claims under the Age Discrimination in Employment Act of 1967 as amended (29 U.S.C. 621) and Massachusetts General Laws Chapter 151B, except any such claims relating to the benefits to which you are entitled hereunder. In consideration of the benefits provided under this agreement, you agree to execute a further similar release of the Company on the Termination Date.

        9. This letter agreement represents the entire agreement between you and the Company with respect to your employment and the termination thereof.
It supersedes any prior agreements or understandings between us, including those contained in your Employment Agreement, except to the extent benefits payable thereunder are to be paid as provided herein. Once accepted, this agreement may be modified only in a writing signed by each of us. It will be governed by Massachusetts law and will be binding upon and inure to the benefit of your heirs and your and our successors and assigns.

Robert C. Aldworth
September 7, 1994
Page 3


        If you agree to the foregoing terms, will you please so indicate by signing and returning the enclosed copy of this letter to me. In that case, the agreement between us will be effective on the date first above written.

        From the date that you receive this agreement you have twenty-two (22) days to consider it. Should you decide to sign the agreement, you have seven
(7) days following the signing to revoke the agreement, and the agreement will not become effective and enforceable until that seven (7) day revocation period has expired. Should you either decide not to sign this agreement or should you sign it and elect to revoke it during the seven (7) day period, then this agreement shall be null and void.


                             Very truly yours,

                             GenRad, Inc.


                             By: /s/ JAMES F. LYONS
                                -------------------------------
                                  James F. Lyons, President and
                                  Chief Executive Officer


Accepted and Agreed:

/s/ ROBERT C. ALDWORTH
----------------------------
    Robert C. Aldworth